Exhibit 4.3

CERTIFICATE OF DESIGNATION

FOR SERIES B PARTICIPATING NON-CUMULATIVE
 CONVERTIBLE PREFERRED STOCK

OF

VITESSE SEMICONDUCTOR CORPORATION

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

Vitesse Semiconductor Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that pursuant to the authority granted by Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation and in accordance with the provisions of Section 151 of the DGCL, the Board of Directors of the Corporation (the “Board of Directors”) has adopted the following resolution fixing the designation and certain terms, powers, preferences and other rights of a new series of preferred stock to the Corporation and certain qualifications, limitations and restrictions thereon:

RESOLVED, that pursuant to Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation, there be and hereby is authorized and created a series of Preferred Stock, having the designation, powers preferences and relative, participating, optional or other rights, qualifications, limitations and restrictions as hereinafter set forth:

1.                                       Designation.  The distinctive serial designation of this series shall be “Series B Participating Non-Cumulative Convertible Preferred Stock” (hereinafter called “Series B”).  All capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 7 hereof.  Each share of Series B shall be identical in all respects with the other shares of Series B.  The Series B shall consist of 800,000 shares with a par value of $0.01 per share.  Shares of Series B purchased by the Corporation, canceled pursuant to Section 3 below or converted into the common stock, par value $0.01 per share of the Corporation (“Common Stock”), shall be canceled and retired and shall revert to authorized but unissued preferred stock of the Corporation undesignated as to series.

2.                                       Dividends.  The holders of shares of Series B shall be entitled to receive, when, as and if declared by the Board of Directors, but after and subject to the payment in full of all amounts required to be distributed to the holders of Senior Stock and then only out of funds legally available therefor, dividends and distributions (payable in cash, stock or otherwise, other than any stock dividend for which there is an adjustment pursuant to Section 5 below), on each date that dividends or other distributions are payable on or in respect of any Common Stock in an amount equal to ten percent (10%) of par value per share plus the amount of dividends that would have been payable with respect to the shares of common stock issuable upon conversion of such shares of Series B had such shares of Series B fully converted (excluding for such purpose, the restrictions of Section 5(l)) immediately prior to the record date for such dividends.  All dividends or distributions payable with respect to the shares of Series B pursuant to this Section 2 shall be payable in respect of fractional shares, adjusted to reflect such fractional dividend or distribution.  Such dividends or distributions shall be non-cumulative and shall be payable on the date specified by the Board of Directors of the Corporation at the time such dividend is declared.

3.                                       Liquidation Preference.  In the event of any Liquidation, after and subject to the payment in full of all amounts required to be distributed to the holders of Senior Stock, the Series B shall be canceled and the holders of shares of Series B shall thereafter be entitled to be paid out of the assets of the Corporation or proceeds thereof available for distribution on a pro-rata basis amongst the holders of the Common Stock and the holders of the Series B in an amount equal to the amount such holders would receive if such shares of Series B had been converted into Common Stock immediately prior to the distribution of such remaining assets.

4.                                       Redemption.  The Series B may not be redeemed by the Corporation at any time.

5.                                       Conversion.

(a)                                  Subject to the provisions for adjustment hereinafter set forth, each share of Series B shall be convertible at the option of the holder thereof, at any time, into 100 fully paid and nonassesssable shares of Common Stock (and any fractional share of Series B Preferred Stock shall be convertible on the same proportional basis), upon surrender at the principal office of the Corporation or at such other office or offices as the Board of Directors may designate of the certificate for the share so to be converted, duly endorsed or assigned to the Corporation in blank and accompanied by (i) an irrevocably written notice to the Corporation that the holder thereof elects so to convert such share of Series B and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing share(s) of Common Stock are to be issued and (ii) if required pursuant to Section 5(f), an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).  If a holder converts more than one share of Series B at a time, the number of full shares of Common Stock issuable upon conversion shall be based on the total number of shares of Series B so converted.  Subject to the following provisions of this paragraph, each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series B to be converted shall have been surrendered together with the irrevocable written notice and payment of taxes (if applicable) as provided for above, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such shares of Series B shall be treated for all purposes as the record holder or holders of such Common Stock at such time on such date, unless the stock transfer books of the Corporation shall be closed on such date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the conversion rate in effect on the date on which such shares of Series B shall have been surrendered and such notice (and, if applicable, payment) received by the Corporation.

(b)                                 The number of shares of Common Stock and the number of any other shares of the Corporation, if any, into which each share of Series B is convertible, shall be adjusted from time to time as set forth below.  Such adjustments shall be made whether or not there are any outstanding shares of Series B, and any shares of Series B subsequently issued shall be issued with such adjustments having been effected.

(i)                                     Dividends, Subdivisions, Splits and Combinations.  In case the Corporation shall (A) pay a dividend or make a distribution in shares of Common Stock or shares convertible into or otherwise exchangeable or exercisable for Common Stock, (B) subdivide or split its outstanding shares of Common Stock into a greater number of shares of Common Stock or (C) combine or reverse-split its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such case the number of shares of Common Stock into which each share of Series B shall thereafter be convertible shall be proportionately increased or decreased, respectively, with effect as of the record date set for such dividend or the effective date of such split, subdivision or combination.

(ii)                                  Reclassifications.  In the case of any classifications, reclassifications or reorganizations of the Common Stock (whether pursuant to a sale of all or substantially all assets, merger or consolidation or otherwise) for which an adjustment is not otherwise made pursuant to this Section 5 and for which no cancellation is effected under Section 3, then the holder of each share of Series B shall be entitled to receive upon the conversion of such share (on the same basis and conditions as set forth herein with respect to the Common Stock), the stock, securities or other property (including cash) that such holder would have been entitled to receive upon the happening of any of the events described above had such share been converted immediately prior to the happening of such event and, in any such case, appropriate provision shall be made so that such holder’s rights and interests herein with respect to the Series B (including in this Section 5) shall be applicable as nearly as may be practicable in relation to stock, securities or other property thereafter deliverable upon conversion.

(c)                                  In case the Corporation shall take a record of the holders of any class of its capital stock entitled to receive a dividend or other distribution payable in Common Stock or securities convertible into or otherwise exchangeable or exercisable for Common Stock, whether or not immediately exercisable (collectively, “Convertible

Securities”) or to subscribe for or purchase or otherwise acquire Common Stock or Convertible Securities, then such record date shall be deemed to be the date of issue or sale of the shares deemed to have been issued or sold upon the declaration of such dividend or other distribution or the granting of such right of subscription, purchase or acquisition.

(d)                                 Whenever any adjustment is required in the shares of Common Stock into which each share of Series B is convertible, the Corporation shall forthwith (i) file in the corporate minutes and with any transfer agent of the Series B a statement describing in reasonable detail the adjustment and the method of calculation used and (ii) cause a copy of such statement to be mailed to the holders of record of shares of Series B as of the effective date of such adjustment.

(e)                                  The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, for the purpose of issuance upon conversion of the Series B, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series B then outstanding.

(f)                                    The Corporation will pay any and all taxes that may be payable in respect of the issuance or delivery of Common Stock on conversion of Series B.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Stock in a name other than that in which the Series B so converted were registered, and no such issuance or delivery shall be made unless and until (i) the person requesting such issuance has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid and (ii) such issuance and delivery is permitted under applicable federal, state and foreign securities laws without registration thereof.

(g)                                 For the purpose of this Section 5 and, unless the context otherwise requires, the purpose of this serial designation, the term “Common Stock” shall include any shares of the Corporation of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any Liquidation of the Corporation and which is not subject to redemption by the Corporation.  However, Common Stock issuable upon conversion of Series B shares shall include only shares of the class designated as Common Stock as of the original date of issuance of the Series B, or shares of the Corporation of any classes or series resulting from any reclassification or reclassifications thereof and which have no preference or priority in the payment of dividends or in the distribution of assets upon any Liquidation of the Corporation and which are not subject to redemption by the Corporation, provided that if at any time there shall be more than one such resulting class or series, the shares of such class and series then so issuable shall be substantially in the proportion which the total number of shares of such class and series resulting from all such reclassifications bears to the total number of shares of all such classes and series resulting from all such reclassifications.

(h)                                 No fractional shares of Common Stock shall be issued upon the conversion of any share or shares of Series B.  If any such conversion would otherwise require the issuance of a fractional share, an amount equal to the fair market value of such fractional share, as determined in good faith by the Board of Directors, shall be paid to the holder in cash by the Corporation.

(i)                                     The certificate of any independent firm of public accountants or any independent investment bank or financial advisory firm of nationally recognized standing selected in good faith by the Board of Directors shall be presumptive evidence of the correctness of any computation made under this Section 5.

(j)                                     Notwithstanding any other provision hereof, if a conversion of this security is to be made in connection with a holder’s participation in a registered public offering or a Sale Transaction, the conversion may, at the election of the holder, be conditioned upon the consummation of such public offering or Sale Transaction in which case such conversion shall not be deemed to be effective until the consummation of such transaction.

(k)                                  In case at any time or from time to time the Corporation shall take any action of the type contemplated herein but not expressly provided for by such provisions, then, unless in the opinion of the Board of Directors such action is not reasonably likely to have a material adverse effect upon the rights of the Series B (taking into consideration, if necessary, any prior actions which the Board of Directors hereunder deemed not reasonably likely to materially adversely affect the rights of the Series B), the Series B shall be adjusted in such manner and at such time as the Board of Directors may in good faith determine to be equitable in the circumstances.

(l)                                     Notwithstanding any other provision hereof, a holder of shares of Series B will only be entitled to the conversion referred to in this Section 5 to the extent (and only to the extent) that the receipt of Common Stock upon such conversion would not cause the holder (including its “affiliated persons” within the meaning of Section 3(a)(19) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder) to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.99% of the shares of the Common Stock outstanding at such time.  Any purported delivery of shares of Common Stock upon conversion of the Series B shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the Series B holder (including its affiliated persons) becoming the beneficial owner of more than 9.99% of the shares of Common Stock outstanding at such time.  Notwithstanding anything to the contrary herein, the Series B holder shall not be entitled, with or without the consent of the Corporation, to waive the restrictions set forth in this Section 5(l).  At any time while this Section 5(l) would operate as a restriction on the conversion of the Series B, the Corporation shall deliver, upon request by any Series B holder, a certified statement by the Chief Financial Officer to such Series B holder of the number of shares of the Corporation’s Common Stock outstanding as of a particular date, and the Series B holder shall be entitled to rely on such certified statement in making its determination as to whether the conversion of the Series B would be permissible under this Section 5(l). Notwithstanding anything to the contrary contained herein, the Corporation shall have no obligation to verify whether the Series B holder would be deemed to be the beneficial owner of any shares of Common Stock or to verify whether the Series B holder has correctly calculated whether the conversion of the Series B is permissible under this Section 5(l).

6.                                       Voting Rights.  Except as may be required by law, the holders of Series B shall not have voting rights.

7.                                       Definitions.

As used herein with respect to Series B, the following terms shall have the following meanings:

(a)                                  “Liquidation” shall mean any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or the consummation of any Sale Transaction.

(b)                                 “Sale Transaction” shall mean the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation to, or the consolidation or merger of the Corporation with or into, one or more other corporations or other entities, where the stockholders of the Corporation immediately prior to such transaction do not thereafter beneficially own, collectively, at least a majority of the shares of capital stock entitled to vote generally in election of directors or persons performing a similar function of the surviving or successor corporation or other entity.  The good faith determination of a majority of the Board of Directors (or persons performing a similar function of a successor entity) that a Sale Transaction has occurred shall conclusively establish the occurrence of such event.

(c)                                  “Senior Stock” shall mean any class or series of stock or other security of the Corporation hereafter authorized in accordance with the certificate of incorporation of the Corporation by the terms of which the holders of shares of such shares of such class or series would be entitled to the receipt of dividends and of amounts distributable upon Liquidation or redemption in preference or priority to the holders of shares of Series B.

8.                                       Replacement Certificates.  The Corporation shall replace any mutilated certificates representing shares of Series B at the holder’s expense upon surrender of such certificates to the Corporation.  The Corporation shall replace any certificates representing shares of Series B that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that such certificates have been destroyed, stolen or lost.

9.                                       Miscellaneous.  The shares of Series B shall not have any relative, participating, optional, conversion, voting or other special rights and powers other than as set forth herein.  In the event that the Corporation shall at any time be party to a transaction or series of transactions that constitute a sale of all or substantially all assets, a holding company reorganization or any other merger or consolidation pursuant to which in each case all of the Common Stock shall be exchanged for equity securities in another entity, the Corporation agrees that the entity resulting from, or issuing securities in, such transaction or series of transactions shall be deemed the successor to the Corporation pursuant to this instrument and shall assume all of the Corporation’s rights and obligations hereunder.

10.                                 Severability of Provisions.  If any powers, preferences or relative, participating, optional or other rights of the Series B or qualifications, limitations or restrictions thereof set forth in this certificate of designation (as it may be amended from time to time) are invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other powers, preferences and relative, participating, optional and other rights of Series B and qualifications, limitations and restrictions being given effect thereby set forth in this certificate of designation (as so amended), which can be given effect without the invalid, unlawful or unenforceable powers, preferences and relative, participating, optional and other rights to Series B and qualifications, limitations and restrictions thereof, shall, nevertheless, remain in full force and effect, and no powers, preferences or relative, participating, optional or other rights of Series B or qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such powers, preferences or relative, participating, optional or other rights of Series B or qualifications, limitations and restrictions thereof unless so expressed herein.

IN WITNESS WHEREOF, we have signed this certificate on the 29th day of October, 2009, and affirm the statements contained herein as true under penalties of perjury.

Vitesse Semiconductor Corporation

/s/ MICHAEL B.GREEN
Michael B. Green
Vice President, General Counsel and Secretary